Exhibit 99.1

FOR IMMEDIATE RELEASE	Park Bancorp, Inc.	August 3, 2007
Contact:	David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc. Announces

Second Quarter 2007 Earnings

Quarterly Dividend Declared

Chicago, IL - Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter ended June 30, 2007.

Park Bancorp, Inc. also announced that the Board of Directors has declared a cash dividend of $.18 per share of common stock for the quarter ended June 30, 2007. The dividend will be payable on August 31, 2007 to shareholders of record on August 21, 2007. This is the thirty-fifth consecutive quarterly dividend paid to shareholders.

Net income for the three months ended June 30, 2007 was $172,000, or $.14 per share, as compared to $71,000, or $.07 per share, for the same period in 2006. The change was due to an increase in non-interest income.

Net interest income before provision for loan losses decreased to $1.4 million for the three months ended June 30, 2007 from $1.5 million for the corresponding period in 2006. Total interest income decreased to $3.0 million for the three months ended June 30, 2007 from $3.1 million for the corresponding period in 2006 due to a decrease in interest-earnings assets offset by higher yields on assets. Total interest expense remained at $1.6 million for the three months ended June 30, 2007 and the corresponding period in 2006.

Non-interest income increased to $314,000 for the quarter ended June 30, 2007, from $130,000 for the quarter ended June 30, 2006. The change was due to a gain on sale of securities of $74,000 and gains on sale of real estate owned of $84,000 in 2007.

Non-interest expense decreased to $1.5 million for the quarter ended June 30, 2007, compared to $1.6 million for the corresponding three month period in 2006. The change was primarily due to a decrease in compensation costs.

Total assets at June 30, 2007 were $218.3 million, compared to $220.8 million at March 31, 2007. The change was due to a decrease in loans receivable offset by an increase in securities.

The loan portfolio decreased to $142.1 million at June 30, 2007, from $148.4 million at March 31, 2007. The change was due to a decrease in single family and commercial loans. During the same period, non-performing assets decreased to $2.8 million, or 1.27% of assets, from $4.4 million, or 2.00% of assets.

Deposit accounts decreased to $138.5 million at June 30, 2007, from $140.4 million at March 31, 2007. The change was due to a decrease in certificates of deposits.

Borrowings decreased to $44.8 million at June 30, 2007 from $45.3 million at March 31, 2007. The change was due to the maturity of Federal Home Loan Bank advances, which were not renewed.

Stockholders’ equity at June 30, 2007 was $31.2 million, which is equivalent to 14.29% of total assets. Book value at June 30, 2007 was $25.93 per share. The decrease in stockholders’ equity from March 31, 2007 was attributable to an unrealized loss in the available-for-sale portfolio, the repurchase of 14,200 shares at an average price of $33.26 and dividends paid offset by net income for the Company.

Park Federal Savings Bank was founded in 1921 and operates three full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

Selected Financial Data:	June 30, 2007	December 31, 2006	June 30, 2006
Total assets	$218,321	$217,189	$235,630
Loans receivable, net	142,118	148,176	153,149
Interest bearing deposits	5,642	12,382	10,778
Securities	48,466	45,440	52,679
Deposits	138,495	142,928	148,886
Borrowings	44,769	50,435	53,266
Total stockholders' equity	31,195	29,120	29,681
Book value per share[1]	25.93	27.19	27.66

Non-accrual loans	$26	$2,342	$2,787
Real estate owned	2,754	2,261	931
Non-performing assets	2,780	4,603	3,718
Non-performing assets to total assets	1.27%	2.03%	1.58%
Allowance for loan loss	$569	$637	$1,432
Allowance for loan loss to gross loans receivable	.40%	.43%	.90%

[1]	Book value per share represents stockholders' equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Selected Operating Data:
Interest income	$3,015	$3,097	$6,020	$6,226
Interest expense	1,618	1,608	3,237	3,170

Net interest income before provision for loan losses	1,397	1,489	2,783	3,056
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,397	1,489	2,783	3,056
Non-interest income	314	130	443	361
Non-interest expense	1,498	1,552	3,071	3,244

Income before income taxes	213	67	155	173
Income tax expense (benefit)	41	<4 >	<9 >	3

Net income	$172	$71	$164	$170

Selected Performance Ratios:
Return on average assets	0.31%	0.12%	0.15%	0.14%
Return on average equity	2.20%	0.96%	1.07%	1.14%
Average equity to average assets	14.26%	12.56%	13.89%	12.53%
Equity to total assets at end of period	14.29%	12.58%	14.29%	12.58%
Average interest rate spread	2.56%	2.52%	2.53%	2.58%
Net interest margin	2.81%	2.73%	2.77%	2.79%
Average interest-earning assets to average interest-bearing liabilities	107.84%	107.22%	107.69%	107.24%
Non-interest expense to average assets	2.73%	2.57%	2.78%	2.73%
Efficiency ratio	87.55%	95.86%	95.20%	94.94%

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